  Exhibit 99.1

Contacts:
Melissa A. Waterhouse

Chief Executive Officer

(800) 227-1243, Ext 107

FOR IMMEDIATE RELEASE:

ABMC ORAL FLUID CONSENT DECREE VACATED

--Company will re-enter the employment market with oral fluid drug tests--
Kinderhook, N.Y., May 20, 2019 – American Bio Medica Corporation (OTCPK: ABMC) announced today that on May 23, 2019, its Consent Decree of Permanent Injunction (Consent Decree) with the U.S. Food and Drug Administration (FDA) has been vacated and the case has been closed. This action resolves a long-standing inability of the Company to market and sell oral fluid drug tests in the employment market. The Company is now allowed to sell oral fluid drugs tests in the employment and insurance markets under a limited exemption set forth by the FDA on July 11, 2017. Notwithstanding the Consent Decree (which initially resulted from a jurisdictional issue in the employment market), the Company, through FDA audits, has remained fully compliant with cGMP regulations.

Chief Executive Officer Melissa A. Waterhouse stated, “We are excited about the new sales opportunities that now exist for ABMC. We have been out of the employment market for oral fluid drugs tests since 2013. We have continued to sell OralStat in the U.S. forensic markets and in markets outside the United States but, certainly not at the sales levels we were reporting pre-2013. We are very hopeful that gaining access to this market again will enable us to see near term revenue growth and in the longer-term, enable us to add significantly to our annual revenue.”

For more information on ABMC or its drug testing products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation manufactures and markets accurate, cost-effective immunoassay test kits, primarily point of collection tests for drugs of abuse. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC’s Rapid Drug Screen®, Rapid ONE®, RDS® InCup®, Rapid TOX® and Rapid TOX Cup® II test for the presence or absence of drugs of abuse in urine, while OralStat® tests for the presence or absence of drugs of abuse in oral fluids. ABMC’s Rapid Reader® is a compact, portable device that, when connected to any computer, interprets the results of an ABMC drug screen, and sends the results to a data management system, enabling the test administrator to easily manage their drug testing program.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: continued acceptance of our products, increased levels of competition in our industry, acceptance of new products, product development, compliance with regulatory requirements, including but not limited to our ability to obtain marketing clearance on our product for our intended markets, intellectual property rights, our dependence on key personnel, third party sales and suppliers, trading in our common shares may be subject to “penny stock” rules, our history of recurring net losses and our ability to continue as a going concern. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled “Risk Factors” in the Company's annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q, and other periodic reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.